UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2009

ODYSSEY PICTURES CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-18954	95-4269048

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2321 Coit Rd. Suite E, Plano, TX	75075

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 867-0055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

Future Vision Consulting, S.A. of Luxembourg purchased 2,500,000 shares of common stock [Restricted] in a private sale in exchange for $125,000 in cash.   Stefan Drakelid, a member of the Board of Directors is a principal of Future Vision Consulting S.A.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  On January 17, 2009, the Company received the resignations of two members of the Board of Directors, Christian Gerig and HansJoerg Finsterwald.  No disagreement with the Company was stated in either resignation and none is otherwise known to the Board of Directors.

Item 8.01  Other Events

            (a)        The Company has completed cancellation of 41,840,469 shares of its common stock previously held by seven individuals and companies.    The shares were acquired by the Company for a total purchase price of $105,000 and were cancelled and returned to "authorized but unissued" status pursuant to a Unanimous Consent of the Company’s Board of Directors and Nevada Law.

            (b)        Regarding the N. Norman Muller and Thomas Smith v. Odyssey Pictures  Corporation f/k/a Communications and Entertainment Corporation et al. matter pending in the  189 th Judicial District Court of Harris County, Texas as Cause No. 2003-27544 which domesticated a California judgment in Texas,  the parties have  settled pursuant to the terms of a confidential settlement agreement and a  final payment has been made pursuant to that confidential settlement agreement and that as a  consequence, any and all claims between Odyssey and Plaintiffs are deemed fully resolved and  settled and the Judgment debt as to Odyssey is deemed satisfied and discharged.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 20, 2009

Odyssey Pictures Corporation

/s/ John Foster

By:   John Foster, CEO